As filed with the Securities and Exchange Commission on August 3, 2004
Registration No. 333-115204

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7

to
Form S-11
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BioMed Realty Trust, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

17140 Bernardo Center Drive, Suite 195

San Diego, California 92128
(858) 485-9840
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alan D. Gold

Chairman, President and Chief Executive Officer
BioMed Realty Trust, Inc.
17140 Bernardo Center Drive, Suite 195
San Diego, California 92128
(858) 485-9840
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott N. Wolfe, Esq. Craig M. Garner, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400	Brad S. Markoff, Esq. Alston & Bird LLP 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604-1062 (919) 862-2200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

     BioMed Realty Trust, Inc. has prepared this Amendment No. 7 to the Registration Statement on Form S-11 (File No. 333-115204) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. Amendment No. 7 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.     Other Expenses of Issuance and Distribution.

      The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee	$62,945
NYSE Listing Fee	$161,600
NASD Filing Fee	$30,500
Printing and Engraving Expenses	$200,000
Legal Fees and Expenses (other than Blue Sky)	$1,500,000
Accounting and Fees and Expenses	$750,000
Blue Sky Fees and Expenses	$5,000
Transfer Agent Fees	$15,000
Miscellaneous	$774,955

Total	$3,500,000

We will pay all of the costs identified above.

Item 32.     Sales to Special Parties.

      None.

Item 33.     Recent Sales of Unregistered Securities.

      Upon our formation, Bruce A. Ives was issued 1,000 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon completion of this offering. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

      In connection with the formation transactions, 2,782,364 limited partnership units in our operating partnership, which are convertible on a one-for-one basis into shares of our common stock, will be issued to Alan D. Gold, Gary A. Kreitzer, John F. Wilson, II, Julie A-M Wilson (Mr. Wilson’s wife), Mark A. Chandik, Duane Dobbs, the William R. Hamlin and Jane L. Hamlin Family Trust, the Susan B. Stockdale Trust Dated October 8, 2003 and Glen P. Vieira, in exchange for the contribution to us of interests in the entities that own our contribution properties and certain other assets (with an aggregate value of $41.7 million). In addition, 88,200 limited partnership units in our operating partnership, which are convertible on a one-for-one basis into shares of our common stock, will be issued to Matthew G. McDevitt and Holly K. McDevitt (Mr. McDevitt’s wife), in exchange for the contribution to us of interests in the entities that own certain of our acquisition properties (with an aggregate value of $1.3 million). All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement, and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

      In addition, upon completion of the offering, 333,333 restricted shares of common stock with an aggregate value of $5.0 million will be issued to our executive officers, directors and employees. The issuance of such shares will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

      We have agreed to grant to Raymond James & Associates, Inc. a warrant to purchase a number of shares of our common stock equal to 1.0% of the common stock to be issued in the offering. Based on Raymond James & Associates, Inc.’s representation as to its status as an accredited investor, we will issue the warrant to purchase shares of our common stock in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.     Indemnification of Directors and Officers.

      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

      Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject or may incur by reason of his status as a present or former director or officer of the company. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable on the basis of an improperly received personal benefit, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

      We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The form of indemnification agreement requires us to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the form of indemnification agreement requires us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

      In addition, the indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

      The form of indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

      In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of BioMed Realty, L.P., the partnership in which we serve as sole general partner.

      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

      None.

Item 36.	Financial Statements and Exhibits.

      (A) Financial Statements. See Index to Financial Statements.

      (B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit

1	.1*	Form of Underwriting Agreement among BioMed Realty Trust, Inc. and the underwriters named therein.
3	.1*	Form of Articles of Amendment and Restatement of BioMed Realty Trust, Inc.
3	.2*	Form of Amended and Restated Bylaws of BioMed Realty Trust, Inc.
4	.1*	Form of Certificate for Common Stock of BioMed Realty Trust, Inc.
5	.1**	Opinion of Venable LLP with respect to the legality of the shares being registered.
8	.1*	Opinion of Latham & Watkins LLP with respect to tax matters.
10	.1*	Form of Agreement of Limited Partnership of BioMed Realty, L.P.
10	.2*	Form of Registration Rights Agreement among BioMed Realty Trust, Inc. and the persons named therein.
10	.3*	Form of 2004 Equity Incentive Award Plan.
10	.4*	Form of Indemnification Agreement between BioMed Realty Trust, Inc. and each of its directors and officers.
10	.5*	Employment Agreement between BioMed Realty Trust, Inc. and Alan D. Gold.
10	.6*	Employment Agreement between BioMed Realty Trust, Inc. and Gary A. Kreitzer.
10	.7*	Employment Agreement between BioMed Realty Trust, Inc. and John F. Wilson, II.
10	.8*	Employment Agreement between BioMed Realty Trust, Inc. and Matthew G. McDevitt.
10	.9*	Contribution Agreement between Alan D. Gold and BioMed Realty, L.P. dated as of May 4, 2004.
10	.10*	Contribution Agreement between Gary A. Kreitzer and BioMed Realty, L.P. dated as of May 4, 2004.
10	.11*	Contribution Agreement between John F. Wilson, II and BioMed Realty, L.P. dated as of May 4, 2004.
10	.12*	Contribution Agreement between Matthew G. McDevitt and BioMed Realty, L.P. dated as of May 4, 2004.
10	.13*	Form of Contribution Agreement between the additional contributors and BioMed Realty, L.P. dated as of May 4, 2004.
10	.14*	Agreement to Enter Lease of Real Property between Eastview Holdings LLC and Bernardo Property Advisors, Inc. dated as of June 21, 2004.
10	.15*	First Amendment to Agreement to Enter Lease of Real Property between Eastview Holdings LLC and Bernardo Property Advisors, Inc. dated as of June 23, 2004.
10	.16*	Agreement of Purchase and Sale for Partnership Interests among Radnor Properties Associates-II, L.P., Radnor GP-145 KOP, L.L.C. and BioMed Realty L.P. dated as of June 24, 2004.
10	.17*	Purchase and Sale Agreement and Escrow Instructions among F&S Hayward, Inc., Foster Enterprises, Syme Family Partners L.P. and Bernardo Property Advisors, Inc. dated as of June 10, 2004.
10	.18*	Purchase Agreement among Douglas P. Wilson, Bernardo Property Advisors, Inc., GAL-Brisbane L.P., Brisbane Tech LLC and Roger C. Stuhlmuller dated as of May 24, 2004.
10	.19*	Amendment to Purchase Agreement among Douglas P. Wilson, Bernardo Property Advisors, Inc., GAL-Brisbane L.P., Brisbane Tech LLC and Roger C. Stuhlmuller dated as of June 16, 2004.
10	.20*	Agreement of Purchase and Sale between Elliott Park LLC and Bernardo Property Advisors, Inc. dated as of June 3, 2004.

Exhibit

10	.21*	Purchase and Sale Agreement and Escrow Instructions between Illumina, Inc. and Bernardo Property Advisors, Inc. dated as of June 18, 2004.
10	.22*	Purchase and Sale Agreement and Escrow Instructions among Phase 3 Science Center LLC, Ahwatukee Hills Investors, LLC, J. Alexander’s LLC and Bernardo Property Advisors, Inc. dated as of June 2, 2004.
10	.23*	Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of March 8, 2002.
10	.24*	First Amendment to Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of June 21, 2002.
10	.25*	Second Amendment to Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of March 3, 2003.
10	.26*	Third Amendment to Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of January 19, 2004.
10	.27*	Redemption Agreement among Nektar Therapeutics (formerly known as Inhale Therapeutic Systems, Inc.), SciMed Prop III, Inc., 201 Industrial Partnership and Inhale 201 Industrial Road, L.P. dated as of June 23, 2004.
10	.28*	Form of Amended and Restated Build-to-Suit Lease between Inhale 201 Industrial Road, L.P. and Nektar Therapeutics (formerly known as Inhale Therapeutic Systems, Inc.).
21	.1*	List of Subsidiaries of BioMed Realty Trust, Inc.
23	.1**	Consent of Venable LLP (included in Exhibit 5.1).
23	.2*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
23	.3*	Consent of KPMG LLP, independent registered public accounting firm.
23	.4*	Consent of KPMG LLP, independent registered public accounting firm.
23	.5*	Consent of KPMG LLP, independent auditors.
23	.6*	Consent of KPMG LLP, independent auditors.
24	.1*	Power of Attorney (included on the Signature Page).
99	.1*	Consent of Mark J. Riedy, Ph.D. to be named as a proposed director.
99	.2*	Consent of Theodore D. Roth to be named as a proposed director.
99	.3*	Consent of Barbara R. Cambon to be named as a proposed director.
99	.4*	Consent of Edward A. Dennis, Ph.D. to be named as a proposed director.

*	Previously filed.

**	Filed herewith.

Item 37.	Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 3rd day of August, 2004.

BIOMED REALTY TRUST, INC.

By:	/s/ ALAN D. GOLD

Alan D. Gold
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ ALAN D. GOLD Alan D. Gold		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	August 3, 2004

/s/ JOHN F. WILSON, II* John F. Wilson, II		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2004

/s/ GARY A. KREITZER* Gary A. Kreitzer		Executive Vice President, General Counsel, Secretary and Director	August 3, 2004

By:	/s/ ALAN D. GOLD Alan D. Gold Attorney-in-fact

EXHIBIT INDEX

Exhibit

1	.1*	Form of Underwriting Agreement among BioMed Realty Trust, Inc. and the underwriters named therein.
3	.1*	Form of Articles of Amendment and Restatement of the Registrant.
3	.2*	Form of Amended and Restated Bylaws of the Registrant.
4	.1*	Form of Certificate for Common Stock of the Registrant.
5	.1**	Opinion of Venable LLP with respect to the legality of the shares being registered.
8	.1*	Opinion of Latham & Watkins LLP with respect to tax matters.
10	.1*	Form of Agreement of Limited Partnership of BioMed Realty, L.P.
10	.2*	Form of Registration Rights Agreement among BioMed Realty Trust, Inc. and the persons named therein.
10	.3*	Form of 2004 Equity Incentive Award Plan.
10	.4*	Form of Indemnification Agreement between BioMed Realty Trust, Inc. and each of its directors and officers.
10	.5*	Employment Agreement between BioMed Realty Trust, Inc. and Alan D. Gold.
10	.6*	Employment Agreement between BioMed Realty Trust, Inc. and Gary A. Kreitzer.
10	.7*	Employment Agreement between BioMed Realty Trust, Inc. and John F. Wilson, II.
10	.8*	Employment Agreement between BioMed Realty Trust, Inc. and Matthew G. McDevitt.
10	.9*	Contribution Agreement between Alan D. Gold and BioMed Realty, L.P. dated as of May 4, 2004.
10	.10*	Contribution Agreement between Gary A. Kreitzer and BioMed Realty, L.P. dated as of May 4, 2004.
10	.11*	Contribution Agreement between John F. Wilson, II and BioMed Realty, L.P. dated as of May 4, 2004.
10	.12*	Contribution Agreement between Matthew G. McDevitt and BioMed Realty, L.P. dated as of May 4, 2004.
10	.13*	Form of Contribution Agreement between the additional contributors and BioMed Realty, L.P. dated as of May 4, 2004.
10	.14*	Agreement to Enter Lease of Real Property between Eastview Holdings LLC and Bernardo Property Advisors, Inc. dated as of June 21, 2004.
10	.15*	First Amendment to Agreement to Enter Lease of Real Property between Eastview Holdings LLC and Bernardo Property Advisors, Inc. dated as of June 23, 2004.
10	.16*	Agreement of Purchase and Sale for Partnership Interests among Radnor Properties Associates-II, L.P., Radnor GP-145 KOP, L.L.C. and BioMed Realty L.P. dated as of June 24, 2004.
10	.17*	Purchase and Sale Agreement and Escrow Instructions among F&S Hayward, Inc., Foster Enterprises, Syme Family Partners L.P. and Bernardo Property Advisors, Inc. dated as of June 10, 2004.
10	.18*	Purchase Agreement among Douglas P. Wilson, Bernardo Property Advisors, Inc., GAL-Brisbane L.P., Brisbane Tech LLC and Roger C. Stuhlmuller dated as of May 24, 2004.
10	.19*	Amendment to Purchase Agreement among Douglas P. Wilson, Bernardo Property Advisors, Inc., GAL-Brisbane L.P., Brisbane Tech LLC and Roger C. Stuhlmuller dated as of June 16, 2004.
10	.20*	Agreement of Purchase and Sale between Elliott Park LLC and Bernardo Property Advisors, Inc. dated as of June 3, 2004.
10	.21*	Purchase and Sale Agreement and Escrow Instructions between Illumina, Inc. and Bernardo Property Advisors, Inc. dated as of June 18, 2004.
10	.22*	Purchase and Sale Agreement and Escrow Instructions among Phase 3 Science Center LLC, Ahwatukee Hills Investors, LLC, J. Alexander’s LLC and Bernardo Property Advisors, Inc. dated as of June 2, 2004.
10	.23*	Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of March 8, 2002.

Exhibit

10	.24*	First Amendment to Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of June 21, 2002.
10	.25*	Second Amendment to Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of March 3, 2003.
10	.26*	Third Amendment to Radnor Technology and Research Center Lease between Radnor Properties-145 KOP, L.P. and Centocor, Inc. dated as of January 19, 2004.
10	.27*	Redemption Agreement among Nektar Therapeutics (formerly known as Inhale Therapeutic Systems, Inc.), SciMed Prop III, Inc., 201 Industrial Partnership and Inhale 201 Industrial Road, L.P. dated as of June 23, 2004.
10	.28*	Form of Amended and Restated Build-to-Suit Lease between Inhale 201 Industrial Road, L.P. and Nektar Therapeutics (formerly known as Inhale Therapeutic Systems, Inc.).
21	.1*	List of Subsidiaries of the Registrant.
23	.1**	Consent of Venable LLP (included in Exhibit 5.1).
23	.2*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
23	.3*	Consent of KPMG LLP, independent registered public accounting firm.
23	.4*	Consent of KPMG LLP, independent registered public accounting firm.
23	.5*	Consent of KPMG LLP, independent auditors.
23	.6*	Consent of KPMG, LLP, independent auditors.
24	.1*	Power of Attorney (included on the Signature Page).
99	.1*	Consent of Mark J. Riedy, Ph.D. to be named as a proposed director.
99	.2*	Consent of Theodore D. Roth to be named as a proposed director.
99	.3*	Consent of Barbara R. Cambon to be named as a proposed director.
99	.4*	Consent of Edward A. Dennis, Ph.D. to be named as a proposed director.

*	Previously filed.

**	Filed herewith.